Exhibit 4.1

BOARD OBSERVER AGREEMENT

This BOARD OBSERVER AGREEMENT, dated as of January 21, 2026 (this “Agreement”), is entered into by and among Alta Equipment Group Inc., a Delaware corporation (the “Company”), and Deven Petito, an individual (the “Board Observer”). The Company and the Board Observer are sometimes together referred to herein as the “Parties,” and each, a “Party.”

WHEREAS, pursuant to that certain Cooperation Agreement (the “Cooperation Agreement”), dated the date hereof, between the Company and Mill Road Capital III, L.P., the Company desires to appoint the Board Observer as a single non-voting observer to the board of directors of the Company (the “Board”); and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the foregoing matters, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

1.
Board Observer.
(a)
The Company hereby grants the Board Observer the right to attend meetings of the Board and any committees thereof, in each case solely as a non-voting observer, subject in all respects to the terms and conditions of this Agreement and that certain Cooperation Agreement, dated January 21, 2026 (the “Cooperation Agreement”), including the Company’s rights of exclusion set forth therein.
(b)
Subject to this Section 1(b), the Board Observer shall be entitled to be present at meetings of the Board and its committees, and shall comply with all rules or procedures established by the Board applicable to directors generally. The Board Observer shall be notified of meetings of the Board and its committees, including such meeting’s time, place and agenda, in the same manner and at the same time as members of the Board or such committee, as applicable. Subject to this Section 1(b), the Board Observer shall be entitled to receive copies of materials distributed to the full Board or any committee in connection with any meeting thereof or as are otherwise distributed to the full Board or such committee (collectively, the “Board Materials”), in each case in the same manner and at the same time as such Board Materials are provided to members of the Board or such committee, as applicable. The rights granted to the Board Observer in the preceding sentences of this Section 1(b) are referred to as the “Observer Rights.” Notwithstanding anything to the contrary herein, the Company reserves the right to exclude the Board Observer from access to any Board Materials or any portion thereof, or any meeting of the Board or any of its committees, or any portion thereof if:
(i)
a majority of the directors conclude in good faith after consultation with the Company’s Chief Legal Officer or outside legal counsel, that such exclusion is reasonably necessary or advisable to preserve the attorney-client privilege or work product protection between the Company or its Affiliates and Associates (each as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”)) and their respective legal counsel; provided, however, that any such exclusion shall apply only to such portion of the Board

Materials or such portion of the meeting that would be required to preserve such privilege or protection and not to any other portion thereof; or
(ii)
upon advice of the Company’s Chief Legal Officer or outside legal counsel, there exists an actual or reasonably anticipated conflict of interest with respect to the Board Observer and a particular matter or transaction being discussed in a meeting of the Board, including any matter relating to the Company’s or its Affiliates’ relationship, contractual or otherwise, with Mill Road or its Affiliates or any actual or potential transaction between or involving the Company or its Affiliates and Mill Road or its Affiliates; provided, however, that any such exclusion shall apply only to such portion of the Board Materials or such portion of the meeting to which such conflict of interest relates;

provided that, in each case, it is understood that if the Observer Rights are limited pursuant to this Section 1(b), the Board will notify the Board Observer of such limitation as soon as reasonably practicable.

(c)
The Board Observer is not a member of the Board or any committee thereof and, accordingly, shall not be permitted to vote on any matter at any meeting of the Board or any committee thereof or be counted for purposes of determining whether a quorum is present to conduct its business. For the avoidance of doubt, the Board Observer shall not have, and shall not be deemed to have, any fiduciary or other duties to the Company or its stockholders, or any duties otherwise applicable to members of the Board or any committee thereof, solely by virtue of the Board Observer’s appointment as a board observer hereunder.
(d)
In the event this Agreement is terminated pursuant to Section 3 below, or upon the termination or expiration of the Cooperation Agreement, the Company may immediately terminate all rights granted to the Board Observer hereunder. In addition, the rights and obligations of the Board Observer shall automatically terminate upon the death or permanent disability of such individual or upon the resignation or other cessation of service of such individual upon written notice to the Company.
2.
Confidentiality.
(a)
(i)
Except as set out in Section 2(a)(ii) below, “Confidential Information” means all non-public or confidential information disclosed on or after the date of this Agreement by the Company, the Board, or its controlled Affiliates to the Board Observer, or (for the benefit of the Board Observer) to any of the Board Observer’s Affiliates, or the Board Observer’s or its Affiliates’ employees, officers, directors, partners, shareholders, agents, contractors, attorneys, accountants, or advisors (collectively, “Representatives”) in each case pursuant to the Observer Rights, whether disclosed orally or disclosed or accessed in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” including, without limitation: (a) all information concerning the Company, the Board, or their respective Affiliates, and their customers’, suppliers’ and other third parties’ past, present or future business affairs, including, without limitation, finances, customer information and data, supplier information, products, services, organizational structure and internal practices, forecasts, sales and other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies; (b) the Company’s unpatented inventions, ideas, methods and discoveries, trade secrets, know-how, unpublished patent applications and other confidential intellectual property; (c) all designs, specifications, documentation, components, source code, object code, images, icons, audiovisual components and objects, schematics, drawings, protocols, processes and other visual depictions, in whole or in part, of any of the foregoing; (d) any third-party confidential information included with, or incorporated in, any information provided by the Company or the Board to the Board Observer or its Representatives; and (e) all notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials (the “Notes”) prepared by the Board Observer or its Representatives to the extent that they contain, are based on, or otherwise reflect or are derived from, in whole or in part, any of the foregoing. For avoidance of doubt, “Representatives” shall include Mill Road Capital III, L.P. (the “Fund”), Mill Road Capital III GP, LLC and Mill Road Capital Management LLC (“MRCM”), and their respective Representatives.
(ii)
Except as required by applicable federal, state, or local law or regulation, the term “Confidential Information” as used in this Agreement shall not include information that: (a) at the time of disclosure is, or thereafter becomes, generally available to the public other than as a result of, directly or indirectly, any violation of this Agreement by the Board Observer or any of its Representatives; (b) at the time of disclosure is, or thereafter becomes, available to the Board Observer on a non-confidential basis from a third-party source, provided that such third party, to the knowledge of the Board Observer, is not and was not prohibited from disclosing such Confidential Information to the Board Observer by a legal, fiduciary, or contractual obligation to the Company with respect to such information; (c) was known by or in the possession of the Board Observer or its Representatives before being disclosed by or on behalf of the Company under this Agreement; or (d) was or is independently developed by the recipient without reference to or use of, in whole or in part, any of the Confidential Information.
(b)
The Board Observer shall keep confidential any Confidential Information except as expressly permitted by this Agreement, subject to Section 2(d) below. The Board Observer may disclose the Confidential Information to the Board Observer’s Representatives solely on a need-to-know basis and only to the extent reasonably necessary for the purposes described below, provided that the Board Observer agrees and shall be responsible for instructing all such Representatives to keep such Confidential Information confidential and not to disclose such Confidential Information to any third party without the prior written consent of the Company. The Board Observer and its Representatives may use Confidential Information solely in connection with (i) the Observer Rights granted pursuant to Section 1(b) of this Agreement, (ii) monitoring, reviewing, analyzing and evaluating the investment of the Fund and its Affiliates and Associates in the Company and (iii) exercising its rights as a stockholder of the Company (including without limitation voting and investment decisions), provided that the Board Observer and its Representatives do not disclose Confidential Information in connection therewith, and for no other purpose. For avoidance of doubt, any action or omission that is primarily caused by factors other than Confidential Information shall be deemed not to constitute use of Confidential Information.
(c)
The Company acknowledges that in the ordinary course the Board Observer and its Representatives (including through funds and accounts managed or advised by MRCM or any of its Affiliates or Associates) may analyze and invest in securities, instruments, businesses and assets of third parties in the same or similar lines of business as the Company and its subsidiaries. Notwithstanding any other provision in this Agreement, neither the Board Observer nor any Representative (including through funds and accounts managed or advised by MRCM or any of its Affiliates or Associates) shall be constrained in any way from engaging in such activities under this Agreement, provided that no Confidential Information is used in connection therewith and the Board Observer and all Representatives otherwise comply in all respects with the confidentiality and use restrictions set forth in this Agreement.
(d)
Notwithstanding anything to the contrary herein, if the Board Observer or any of the Board Observer’s Representatives is required or requested by applicable law, rule or regulation or by any order or similar directive of a court of competent jurisdiction, or by any other governmental or regulatory authority, to disclose Confidential Information, then, except where giving notice to the Company is prohibited by law, rule or regulation, the Board Observer or any of the Board Observer’s Representative shall, to the extent legally permissible, give the Company written notice of such requirement or request as soon as reasonably practicable and shall consult with and afford the Company a reasonable opportunity to contest the necessity of disclosing such Confidential Information or seek an appropriate protective order. If, in the absence of a protective order, the Board Observer or any of the Board Observer’s Representatives is compelled to disclose such Confidential Information, the Board Observer or any of the Board Observer’s Representatives may disclose only that portion of the requested information that the Board Observer or any of the Board Observer’s Representatives is legally required to disclose; provided that, if permitted by applicable law, rule or regulation, the Board Observer shall promptly give the Company written notice of the Confidential Information to be disclosed as far in advance of its disclosure as reasonably practicable and use commercially reasonable efforts, at the Company’s advance expense, to obtain reasonable assurances that confidential treatment will be accorded to such Confidential Information. Notwithstanding anything to the contrary herein, Board Observer or any of the Board Observer’s Representatives may disclose any information without notice to the Company to the extent requested or required by any applicable banking, financial, accounting, securities, or similar regulatory authority (including self-regulatory organizations) during the course of any routine regulatory audit or examinations by or blanket document requests from such authorities.
(e)
The Parties acknowledge and agree that the disclosure of Confidential Information provided to the Board Observer or the Board Observer’s Representatives pursuant to this Agreement is not intended to, and shall not, waive or diminish any attorney-client privilege, work product protection or other applicable privilege that may apply to such Confidential Information, and that all such privileges shall continue to apply to the fullest extent permitted by law.
(f)
The Board Observer’s and the Board Observer’s Representatives’ confidentiality and use obligations under this Section 2 shall survive for twelve (12) months after termination of this Agreement.
3.
Termination. Except for the confidentiality obligation (which term is set forth in Section 2(f) above), this Agreement and each Party’s obligation under this Agreement will terminate upon the earliest to occur of (i) the expiration or termination of the Cooperation Agreement in accordance with its terms, (ii) the delivery by the Board Observer of written notice to the Company of his resignation from such position, or the death or permanent disability of the

Board Observer, (iii) the termination of the Board Observer’s status as such pursuant to the terms of the Cooperation Agreement or (iv) the delivery by the Company of written notice of termination of this Agreement to the Board Observer if the Board Observer shall not have cured a material breach of this Agreement (if capable of being cured) within fifteen (15) days after receipt by the Board Observer of written notice from the Company specifying the material breach in reasonable detail; provided, however, that no termination of this Agreement will relieve any Party hereto from any liability for a breach of this Agreement prior to such termination.
4.
Trading Restrictions. The Board Observer acknowledges that the Confidential Information may constitute material non-public information under applicable U.S. federal and state securities laws and regulations and that such laws and regulations may restrict the ability to engage in transactions in securities while in possession of such information.
5.
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).
6.
Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy for such a breach. It is accordingly agreed that each Party shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, without proving the inadequacy of money damages and without posting any bond. Each Party agrees to waive any bonding requirement under any applicable law in the case any other Party seeks to enforce the terms by way of equitable relief.
7.
APPLICABLE LAW AND JURISDICTION. THIS AGREEMENT WILL BE GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES. EACH OF THE PARTIES IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING TO ENFORCE THIS AGREEMENT WILL BE BROUGHT EXCLUSIVELY IN (A) THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY, (B) IN THE EVENT (BUT ONLY IN THE EVENT THAT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION), THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR (C) IN THE EVENT (BUT ONLY IN THE EVENT) SUCH COURTS IDENTIFIED IN CLAUSES (A) AND (B) DO NOT HAVE SUBJECT MATTER JURISDICTION OVER SUCH ACTION, ANY OTHER DELAWARE STATE COURT (COLLECTIVELY, THE “CHOSEN COURTS”). EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF THE CHOSEN COURTS, AND IRREVOCABLY WAIVES ANY ARGUMENT THAT THE CHOSEN COURTS ARE AN INCONVENIENT OR IMPROPER FORUM. EACH PARTY CONSENTS TO SERVICE OF PROCESS BY A REPUTABLE OVERNIGHT DELIVERY SERVICE, SIGNATURE REQUESTED, TO THE

ADDRESS OF SUCH PARTY’S PRINCIPAL PLACE OF BUSINESS OR AS OTHERWISE PROVIDED BY APPLICABLE LAW.
8.
Notice. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, (a) if given by email, when such email is transmitted to the email address set forth below (so long as the sender of such email does not receive an automatic message indicating that the recipient did not receive such email) or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section 8:

If to the Company:

Alta Equipment Group, Inc.

13211 Merriman Road

Livonia, Michigan 48150

Attention: Jeffrey A. Hoover

Email: jeff.hoover@altg.com

With a copy to (which shall not constitute notice):

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Joel L. Rubinstein

Email: joel.rubinstein@whitecase.com

Attention: Richard Brand

Email: richard.brand@whitecase.com

If to the Board Observer:

Mill Road Capital Management LLC

328 Pemberwick Road

Greenwich, CT 06831

Attention: Deven Petito

Email: dpetito@millroadcapital.com

With a copy to (which shall not constitute notice):

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Peter M. Rosenblum, Esq.

Email: prosenblum@foleyhoag.com

9.
Entire Agreement; Amendment; Conflicts. This Agreement, together with the Cooperation Agreement, constitutes the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may be amended only by an agreement in writing executed by the Parties, and no waiver of compliance with any provision or condition of this Agreement and no consent provided for in this Agreement shall be effective unless evidenced by a written instrument executed by the Party against whom such waiver or consent is to be effective. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
10.
Severability. If at any time subsequent to the date of this Agreement any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality, voidness or unenforceability of such provision shall have no effect upon the legality, validity or enforceability of any other provision of this Agreement.
11.
No Third Party Beneficiaries; Assignment. This Agreement is solely for the benefit of the Parties and is not binding upon or enforceable by any other persons. No Party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, and any assignment in contravention hereof shall be null and void. Nothing in this Agreement, whether express or implied, is intended to or shall confer any rights, benefits or remedies under or by reason of this Agreement on any persons other than the Parties, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

COMPANY:

ALTA EQUIPMENT GROUP, INC.

By: /s/ Jeffrey A. Hoover

Name: Jeffrey A. Hoover

Title: Chief Legal Officer and General Counsel

BOARD OBSERVER

/s/ Deven Petito

Deven Petito

[Signature Page to Board Observer Agreement]